EXHIBITS 5. AND 23.a.

OPINION AND CONSENT OF THE LAW OFFICES OF RENKEMEYER CAMPBELL GOSE & WEAVER,
LLP.




[LETTERHEAD OF RENKEMEYER CAMPBELL GOSE & WEAVER, LLP.]


                                                     January 18, 2002
Board of Directors of
Empire Energy Corporation
7500 College Blvd., Suite 1215
Overland Park, Kansas 66210

Ladies and Gentlemen:

We have acted as counsel to Empire Energy Corporation, a Utah corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act") of the registration of Thirty-one Million Seven-hundred Thirteen Thousand and Eight-hundred Seventy-two (31,713,872) shares of the Company's Class A Common Stock, $0.001 par value per share (the "Common Stock").

This opinion is delivered to you in accordance with the requirements of Item 601(b)(5)of Regulation SB under the 1933 Act in connection with the Registration Statement on Form SB-2 including all pre-effective and post-effective amendments thereto (the "Registration Statement") for the resale of the Common Stock, filed with the Securities and Exchange Commission (the "Commission") under the 1933 Act.

In rendering the opinions set forth herein, I have relied upon the statements of the management of the Company relating to the registration of the Common Stock, and such records, agreements, instruments and other documents as I have deemed relevant and necessary in connection with the opinions expressed herein. I have not undertaken, nor do I intend to undertake, any independent investigation beyond such documents or to verify the adequacy or accuracy of same.

In such review and examination, I have assumed the genuineness of all signatures on original documents, the authenticity, accuracy and completeness of all documents submitted to my office as originals, the legal capacity of natural persons and the conformity with original documents submitted to this office as copies. As to all questions of fact material to this opinion that have not been independently established, I have relied upon statements or certificates of officers or representatives of the Company.

Based upon the foregoing, I am of the opinion that once the Board of Directors and the stockholders of the Company have taken all necessary corporate action to approve and authorize the issuance of the Common Stock, and upon payment and delivery in accordance with the terms of the Equity Line Investment Agreement and/or stock options/stock warrants approved by the Board of Directors, all shares of Common Stock will be legally issued, fully paid and non-assessable.

Furthermore, I am a member of the Bar of the State of Kansas and I do not express any opinion herein concerning any law other than the Utah General Corporation Law.


I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this office under the caption "Interests of Named Experts and Counsel" in the Prospectus which is part of the Registration Statement. In giving such consent, I do not thereby admit that this office is in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

                                  Very truly yours,

                                  /s/ Gary R. Gose
                                  ----------------
                                  Gary R. Gose
                                  RENKEMEYER CAMPBELL GOSE & WEAVER LLP.